Exhibit 99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-248085 on Form N-1A of our report dated February 19, 2025, relating to the financial statements and financial highlights of Alger Mid Cap 40 ETF, Alger 35 ETF, Alger Weatherbie Enduring Growth ETF, Alger Concentrated Equity ETF, and Alger AI Enablers & Adopters ETF, each a series of The Alger ETF Trust (the “Trust”), appearing in the Annual Financial Statements and Other Information on Form N-CSR of the Trust for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 28, 2025